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
--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      WASHINGTON, D.C. 20549                                           OMB APPROVAL
--------                                                                                            --------------------------------
[_] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).
(Print or Type Responses)
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1.  Name and Address of           2.  Issuer Name and Ticker or                     6.  Relationship of Reporting Person to Issuer
    Reporting Person                  Trading Symbol                                             (Check all applicable)
                   *                            *
    Foundation Health Corporation     FPA Medical Management, Inc. (FPAM)               [_] Director        [X]  10% Owner
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(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for            ____ Officer (give   ____ Other (specify
*                                     Security Number of       Month/Year                            title               below)
3400 Data Drive                       Reporting Person                                               below)
                                      (Voluntary)                   *                                   *
--------------------------------         *                  ----------------------      --------------------------------------------
        (Street)                      68-0014772            5.  If Amendment,        7. Individual or Joint/Group filing (Check
*                                                               Date of Original        Applicable Line)
Rancho Cordova, CA 95670                                        (Month/Year)         X  Form filed by One Reporting Person
                                                                     *              ---
                                                                                        Form filed by More than One Reporting Person
                                                                                    ---
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(City)        (State)    (Zip)          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/   -------------------------------------------    End of Month    (D) or In-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       direct (I)
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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Common Stock                      5/22/97     S           2,000,000      D      $18.40      2,076,087           D
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Common Stock                      5/23/97     S           1,000,000      D      $18.50      1,076,087           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474(7-96)
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
 FORM 4 (CONTINUED)                TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative       2. Cover-     3. Trans-   4. Trans-      5.  Number of      6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)          sion or       action      action          Derivative        cisable and       Underlying Securities
                                 Exercise      Date        Code            Securities        Expiration        (Instr. 3 and 4)
                                 Price of      (Month/     (Instr. 8)      Acquired (A)      Date (Month/
                                 Deriv-        Day/                        or Disposed       Day/Year)
                                 ative         Year)                       of (D) (Instr.  ----------------------------------------
                                 Security                                  3, 4, and 5)    Date     Expira-               Amount or
                                                        --------------------------------   Exer-    tion       Title      Number of
                                                         Code    V       (A)    (D)        cisable  Date                  Shares
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
1.  Title of Derivative       8. Price            9. Number                10. Ownership            11. Nature of
    Security (Instr. 3)          of                  of                        Form of                  Indirect
                                 Deriv-              Deriv-                    Derivative               Beneficial
                                 ative               ative                     Security:                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Month              (Instr. 4)
                                                     (Instr. 4)
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
Explanation of Responses:

** Intentional misstatements or      /s/ Jeffrey L. Elder           6/3/97
   omissions of facts constitute     ----------------------     --------------
   Federal Criminal Violations.          **Signature of             Date
   See 18 U.S.C. 1001 and                Reporting Person
   15 U.S.C. 78ff(a).
                                         Jeffrey L. Elder
Note: File three copies of               Chief Financial Officer
      this Form, one of which
      must be manually signed.
      If space provided is
      insufficient, see
      Instruction 6 for procedure.
                                                                          Page 2
Potential persons who are to respond to the                      SEC 1474(7-96)
collection of information contained in this form
are not required to respond unless the form displays
a currently valid OMB Number.

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